SHARE TRANSFER AGREEMENT

by and between

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD.
(上海复星医药（集团）股份有限公司)

and

CHINDEX EXPORT LIMITED

Dated December 27, 2010

TABLE OF CONTENTS

i

EXHIBITS

Exhibit 1:      Ownership of Fosun Companies following the Chuangxin Restructuring
Exhibit 2:      Form of Employee Arrangement Plan

Index of Defined Terms

Term	Section
.pdf	10.12
Agreement	Preamble
Amended Business License	5.02(b)
Asset Valuation Report	7.03(e)
Balance Sheet Date	3.14
Buyer	Preamble
Buyer Governmental Approvals	4.03(b)
Chuangxin Direct Subsidiaries	3.07(a)
Chuangxin Restructuring	2.04(e)
Closing	2.03
Closing Date	2.03
Disclosed Governmental Approvals	3.03(c)
Divested Companies	3.10
FIE Approval Certificate	5.02(a)
Financial Statements	3.14
Fosun Retained Environmental Liabilities	3.26(a)
Fosun Retained Liabilities.	3.18
Hazardous Substance	3.26(f)(i)
HKIAC	9.03(a)
Indemnified Party	9.01(c)
Indemnifying Party	9.01(c)
Intellectual Property Rights	3.27
Material Agreement	3.20(a)
Money Laundering Laws	3.34
Parties	Preamble
Party	Preamble
phantom stock	3.07(d)
PRC Environmental Law	3.26(a)
Properties	3.35(a)
Purchase Price	2.01
reasonable best efforts	5.01(d)
Seller	Preamble
Shanghai Chuangxin	Recitals
Tax Records	3.23(l)
Transferred Equity Interest	2.01
UNCITRAL	9.03(a)
UNCITRAL Rules	9.03(a)

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT, dated as of December 27, 2010 (this “Agreement” ), is by and between Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (上海复星医药（集团）股份有限公司), a stock company limited by shares listed on the Shanghai Stock Exchange and incorporated and existing under the laws of the PRC with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC (“Seller” ), and Chindex Export Limited, a company limited by shares incorporated in the British Virgin Islands (“Buyer”).  Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

This Agreement shall be effective upon the receipt of approval of the Relevant Approval Authority (as defined below) with regard to the transactions contemplated under this Agreement, except that Sections 5.01 and 502(a) shall be effective immediately.

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the entire equity interest in Shanghai Technology Innovation Co., Ltd. (上海创新科技有限公司) in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 901, No. 510, Cao Yang Road, Shanghai, PRC (“Shanghai Chuangxin”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

“Action” means any claim, litigation, action, suit (whether civil, criminal or administrative), charge, arbitration, inquiry, grievance, proceeding, hearing, investigation, or other administrative decision-making or rulemaking process by or before any Governmental Authority or arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.  Any reference to an Affiliate of Buyer shall refer to Buyer and its Subsidiaries, Chindex and Affiliates of Chindex.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits and any schedules hereto and all amendments hereto made in accordance with the provisions hereof.

“Amended and Restated AOA” means the articles of association of Shanghai Chuangxin as amended in connection with its conversion from a domestic PRC company into a wholly foreign-owned enterprise pursuant to this Agreement, duly signed by the authorized representative of Buyer.

“Amended Business License” shall have the meaning set forth in Section 5.02(b).

“Asset Valuation Report” shall have the meaning set forth in Section 7.03(e).

“Associate” means, with respect to any Person or group of Persons: (a) a corporation, partnership, joint venture or other entity of which such Person or group of Persons is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of ten percent (10%) or more of (i) any class or type of equity securities or other profits interest or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Balance Sheet Date” shall have the meaning set forth in Section 3.14.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Shanghai, China or Hong Kong.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Governmental Approvals” shall have the meaning set forth in Section 4.03(b).

“Charter Documents” mean, with respect to a Person, its articles of association or other comparable organizational documents of such Person.

“China” (sometimes also herein referred to as the “PRC”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.  The term “Chinese” shall have the correlative meaning.

“Chindex” means Chindex International, Inc., a Delaware corporation.

“Chindex Medical” means Chindex Medical Limited, a company incorporated under the Law of Hong Kong.

“Chinese GAAP” means Chinese generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Chuangxin Direct Subsidiaries” shall have the meaning set forth in Section 3.07(a).

“Chuangxin Restructuring” shall have the meaning set forth in Section 2.04(e).

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disclosed Governmental Approvals” shall have the meaning set forth in Section 3.03(c).

“Divested Companies” shall have the meaning set forth in Section 3.10.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, priority or other security agreement or preferential arrangement of any kind or nature and any easement, restriction, defect in title or other encumbrance of any kind.

“FIE Approval Certificate” shall have the meaning set forth in Section 5.02(a).

“Financial Statements” shall have the meaning set forth in Section 3.14.

“Fosun Companies” means Shanghai Chuangxin, Shanghai Fosun Medical, Shanghai Foshion Dental, Huaiyin Medical, Shanghai TTC, Suzhou Qitian and, Suzhou Laishi.

“Fosun Retained Environmental Liabilities” shall have the meaning set forth in Section 3.26(a).

“Fosun Retained Liabilities” shall have the meaning set forth in Section 3.18.

“Governmental Approvals” means, collectively, the Seller Governmental Approvals and the Buyer Governmental Approvals.

“Governmental Authority” means any supranational, national, federal, provincial, state, municipal, regional, county, local or foreign governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body, which for the purpose of this Agreement, shall include without limitation, NDRC, MOFCOM, SAIC and SAFE.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“Hazardous Substance” shall have the meaning set forth in Section 3.26(f)(i).

“HK$” means Hong Kong dollars.

“HKIAC” shall have the meaning set forth in Section 9.03(a).

“Huaiyin Medical” means Huaiyin Medical Devices Co., Ltd. (淮阴医疗器械有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at No. 8, West Ming Yuan Road, Huai’an, Jiangsu, PRC.

“Indebtedness” of any of the Fosun Companies shall include, without duplication: (i) all indebtedness of the applicable Fosun Company for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice); (ii) any other indebtedness of such Fosun Company which is evidenced by a note, mortgage, bond, debenture or similar instrument; (iii) all long-term obligations of such Fosun Company under capitalized leases; (iv) all loans to such Fosun Company from officers or stockholders; (v) all liabilities of such Fosun Company related to lease obligations for closed offices; (vi) all liabilities of such Fosun Company for the payment of money related to acquisitions of or by the Fosun Companies; and (vii) the portion calculable and non-contingent as of the Closing Date, whether or not then payable, of amounts required to be paid by such Fosun Company resulting from or triggered by the Closing pursuant to a non-compete payment obligation or change of control payment obligation.

“Indemnified Party” shall have the meaning set forth in Section 9.01(c).

“Indemnifying Party” shall have the meaning set forth in Section 9.01(c).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.27.

“know-how” means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived from any of them.

“knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of the officers of such Person.

“Law” means any federal, national, supranational, state, provincial, municipal, regional, county, local, foreign or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest or agreement securing any obligation of any Person.

“Loss” means any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 9.01(d)) and expenses (including attorneys’ fees and disbursements) actually suffered or incurred (net of any insurance recovery as contemplated by Section 9.01(f)).

“Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Seller or the Fosun Companies, in each case taken as a whole, but shall not be deemed to include any event, change, development, condition or occurrence to the extent resulting from:  (i) changes in the economy or the financial, securities or currency markets China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which Seller or the Fosun Companies engage in business, (iii) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (iv) any changes in the share price of or value of the equity interest in or trading volume of the outstanding shares of Seller or the Fosun Companies or in the credit rating of Seller or the Fosun Companies, or the failure of Seller or the Fosun Companies to meet projections or forecasts, in and of itself (but not the underlying causes thereof), (v) any taking of any action by a Party (or any of its Affiliates) at the written request of another Party (or any of its Affiliates), (vi) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vii) any generally applicable changes in Chinese GAAP or accounting standards or interpretations thereof, or (viii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (ii), (vi), (vii) and (viii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Seller or the Fosun Companies, in each case taken as a whole.

“Material Agreement” shall have the meaning set forth in Section 3.20(a).

“MOFCOM” means the Ministry of Commerce of the PRC (中华人民共和国商务部 in Chinese) or its applicable branch.

“Money Laundering Laws” shall have the meaning set forth in Section 3.34.

“NDRC” means the National Development and Reform Commission of the PRC (中华人民共和国发展和改革委员会 in Chinese).

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

“Permits” means all material licenses, franchises, permits, privileges, immunities, certificates, consents, orders, approvals and other authorizations presently required or necessary from all Governmental Authorities, including without limitation medical equipment manufacturing and sales licenses.

“Person” means any individual, partnership, joint venture, firm, corporation, company, limited liability company, association, trust, estate, joint stock company, unincorporated organization or other form of business or legal entity or Governmental Authority.

“PRC” (sometimes also herein referred to as “China”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Environmental Law” shall have the meaning set forth in Section 3.26(a).

“PRC Law” means any law of the PRC or of any Governmental Authority in the PRC.

“Previously Disclosed” means disclosed by means of one or more written disclosure letters delivered by Seller to Buyer or by Buyer to Seller, in each case contemporaneously with the execution of this Agreement and which disclosure letter specifically designates the information contained therein as “Previously Disclosed” pursuant to this Agreement.

“Properties” shall have the meaning set forth in Section 3.35(a).

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Qianglong” means Zhejiang Anji Qianglong Steel and Plastic Export Co., Ltd (浙江强龙椅业股份有限公司), a company organized under the laws of the PRC.

“Related Person” means any director, officer, manager, agent, employee or representative of Seller, the Fosun Companies or any other Affiliate of Seller, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Relevant Approval Authority” the PRC Governmental Authority with authority to approve the acquisition of Shanghai Chuangxin by Buyer and to issue the FIE Approval

Certificate, which may include MOFCOM or the applicable local or regional branch of MOFCOM or the Putuo District Commission of Commerce (普陀区商务委员会 in Chinese).

“RMB” or “Renminbi” means the legal currency of the People’s Republic of China.

“SAFE” means the State Administration of Foreign Exchange of the PRC (中华人民共和国国家外汇管理局 in Chinese).

“SAIC” means the State Administration for Industry and Commerce of the PRC (中华人民共和国国家工商行政管理总局 in Chinese).

“SEC” means the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Governmental Approvals” means any consent, approval, or act of, or waiver, authorization, order of or notice to, or any filing or registration with, any Governmental Authority or other Person required to be made or obtained by Seller or any of its Affiliates pursuant to any Law of Hong Kong or the PRC or legal requirement or any other agreement between Seller or any of its Affiliates and Buyer and any of its Affiliates in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, including the FIE Approval Certificate and the Amended Business License.

“Shanghai Chuangxin” has the meaning set forth in the Recitals.

“Shanghai Foshion Dental” means Shanghai Foshion Dental Technology Co., Ltd. (上海复技医疗器械有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 2301, No. 966 Gong He Xin Road, Shanghai, PRC.

“Shanghai Fosun Medical” means Shanghai Fosun Medical System Co., Ltd. (上海复星医疗系统有限公司in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 302, 3/F, 2nd Building, No. 9, Lane 449, North Nu Jiang Road, Putuo District, Shanghai, PRC.

“Shanghai TTC” means the limited liability company incorporated and existing under the laws of the PRC with its registered address at No. 500, You Dong Road, Minhang District, Shanghai, PRC, the registration number of which is 3101121032607.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person that is not a natural person and is controlled by such Person.

“Substantial Detriment” means any terms, conditions or restrictions that are reasonably likely to materially and adversely impact (i) any Party or any of a Party’s Subsidiaries’ or the ability of a Party or a Party’s Affiliates to own or operate any of their respective businesses or operations or its ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement (except for such changes as are contemplated by this Agreement or any other agreements between the Parties and/or their Affiliates), or (ii) Buyer or any of the Fosun Companies or the ability of Buyer and the Fosun Companies to conduct the business or operations of the Fosun Companies substantially as conducted as of the date of this Agreement (except for such changes as are contemplated by this Agreement or any other agreements between the Parties and/or their Affiliates), or (iii) the rights and benefits reasonably expected by a Party from the transactions contemplated by this Agreement or any other agreements between the Parties and/or their Affiliates or the ability of the Parties and their Affiliates to consummate the transactions contemplated by this Agreement or any other agreements between the Parties and/or their Affiliates.

“Suzhou Laishi” means the limited liability company incorporated and existing under the laws of the PRC, the registration number of which is 320584400005029 and 40% of the equity interest in which is owned by Suzhou Qitian.

“Suzhou Qitian” means the limited liability company incorporated and existing under the laws of the PRC with its registered address at Chang Sheng Road, Ying Yan Qiao Tu, Tong Li Town, Suzhou, Jiangsu, PRC, the registration number of which is 320584000000288.

“Tax” or “Taxes” means all taxes (whether federal, national, supranational, state, provincial, municipal, county, local or foreign), fees, levies, customs duties, stamp duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, advalorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real estate or other property taxes imposed by any taxing authority in the PRC or elsewhere together with any interest, penalties, or additions to tax imposed with respect thereto.

“Tax Records” shall have the meaning set forth in Section 3.23(l).

“Transferred Equity Interest” shall have the meaning set forth in Section 2.01.

“UNCITRAL” shall have the meaning set forth in Section 9.03(a).

“UNCITRAL Rules” shall have the meaning set forth in Section 9.03(a).

“US$” or “USD” means United States dollars.

Section 1.02 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Preamble, Recital, Section, Exhibit or Schedule, such reference is to an Article, Preamble, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) any contract or agreement defined or referred to herein or in any agreement or instrument that is referred to herein means such contract or agreement as from time to time amended, modified or supplemented, including any novation thereof;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller at the Closing for a purchase price equal to Twenty Million US Dollars (US$20,000,000) (the “Purchase Price”) the entire equity interest (including any and all outstanding shares) in Shanghai Chuangxin (the “Transferred Equity Interest”).

Section 2.02 Payment of the Purchase Price.  Not later than five (5) Business Days after the Closing, Buyer shall pay Seller (in consideration for the transfer of the entire equity interest in Shanghai Chuangxin to Buyer as contemplated by this Agreement) the total amount of the Purchase Price in cash in United States dollars to the bank account inside China to be designated by Seller in writing prior to the Closing.

Section 2.03 Closing.  Subject to the terms and conditions of this Agreement, the transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. (Shanghai time) at the offices of Seller, No. 2 East Fuxing Road, Shanghai 200010, P.R. China, on the third Business Day after the date that the Parties have received notice that each of the conditions set forth in Article VII of this Agreement have been satisfied or have been waived, or at such other date, time and place as Seller and Buyer may mutually agree upon in writing (the date upon which the Closing occurs is referred to herein as the “Closing Date”).

Section 2.04 Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) the officer’s certificate contemplated in Section 7.03(c);

(b) a copy, certified by a director, officer or authorized representative of Seller as being a true and complete copy, of the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) a copy of the Asset Valuation Report certified by a director, officer or authorized representative of Seller as being a true and complete copy;

(d) a copy of the each of the following, certified by a director, officer or authorized representative of Seller as being a true and complete copy:

(i) the FIE Approval Certificate,

(ii) the Amended Business License (showing Buyer as the sole owner of Shanghai Chuangxin), and

(iii) the Amended and Restated AOA.

(e) Documentation establishing (i) the completion of the divestiture by Shanghai Chuangxin of the Divested Companies other than Qianglong (which may consist of a copy of the applicable share transfer agreement and the amended business license reflecting the change of ownership), (ii) if completed, the completion of the divestiture by Shanghai Chuangxin of Qianglong (which may consist of a copy of the applicable share transfer agreement and the amended business license reflecting the change of ownership) and (iii) the purchase by Shanghai Chuangxin of the entire minority interest in Shanghai TTC (the actions described in clauses (i), (ii) and (iii) of this paragraph being referred to as the “Chuangxin Restructuring”).

Section 2.05 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the officer’s certificate contemplated in Section 7.02(c);

(b) a copy, certified by a director, officer or authorized representative of Buyer as being a true and complete copy, of the resolution duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(c) payment of the Purchase Price without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account to be designated by Seller in a written notice to Chindex prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed by Seller, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows; provided that (i) each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as of the Closing Date) shall be deemed to be made by reference to the facts and circumstances existing as at such date and (ii) except for the representations set forth in Section 3.07, the representations contained herein with respect to Suzhou Qitian and Suzhou Laishi are made to the best knowledge of Seller:

Section 3.01 Organization, Good Standing and Qualification.  Each of the Fosun Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with its entire registered capital or issued share capital (as applicable) fully paid up and has the requisite corporate (or other) power and authority to own, lease and operate the properties and assets used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  Each of the Fosun Companies is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or the operations of its business is carried out and is in good standing in such jurisdictions.  None of the Fosun Companies is subject to any bankruptcy, insolvency, reorganization, proceeding or other Actions under any PRC Law generally effecting creditors’ rights.  The Charter Documents of each of the Fosun Companies are valid and have been duly approved, registered or filed (as required) by competent Governmental Authorities of the jurisdiction of organization of the respective Fosun Company.  Seller has delivered to Buyer true and complete copies of the Charter Documents of each of the Fosun Companies (other than Suzhou Laishi) having attached to them copies of all resolutions and agreements required by PRC Law to be so attached, and each of the Fosun Companies has complied with all the provisions of its Charter Documents and, in particular, has not entered into any transactions that are not authorized or permitted by applicable Charter Documents.  Seller has delivered to Buyer true and complete copies of each business license of each of the Fosun Companies.

Section 3.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and its shareholders.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar PRC Law affecting creditors’ rights and remedies generally.

Section 3.03 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Seller and the consummation of the transactions contemplated hereby and any change of managerial control over the Fosun Companies do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Seller or any of its Affiliates or result in the creation of any liens upon any of the properties or assets of Seller or any of its Affiliates, (ii) subject to the receipt of the Disclosed Governmental Approvals (if any), result in the violation of any applicable PRC Law, (iii) conflict with or result in any violation of any provision of the Charter Documents or business license of Seller or any Affiliate of Seller, in each case as amended, or (iv) require the consent of any other Person other than, in the case of clauses (i), (ii) and (iii), any such violation, default, termination, cancellation, acceleration, loss or lien that, and in the case of clause (iv) consents that if not obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Seller of its obligations hereunder.  Seller has obtained or shall obtain prior to the Closing any and all consents disclosed pursuant to clause (iv) above and shall provide a copy thereof to Buyer prior to the Closing.

(b) Except for the Disclosed Governmental Approvals (as defined in Section 3.03(c), neither Seller nor any of its Affiliates is required under PRC Law to obtain prior to the Closing any consent, approval, or act of, or waiver, authorization or order of, give prior to the Closing any notice to, or make prior to the Closing any filing or registration with, any Governmental Authority or other Person pursuant to any PRC Law in effect on the date hereof in connection with the execution, delivery and performance by Seller of this Agreement, except, in each case, for such consents, approvals, waivers, authorizations, orders, notices or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Seller of its obligations hereunder, it being understood and agreed that the Seller Governmental Approvals shall include any consent, approval, or act of, or waiver, authorization, order of or notice to, or filing or registration with the PRC or any Governmental Authority within the PRC applicable to this Agreement or the transactions contemplated hereby.

(c) Seller has Previously Disclosed to Buyer and its Affiliates a true and complete list of all Seller Governmental Approvals (such disclosed Seller Governmental Approvals being referred to herein as the “Disclosed Governmental Approvals”).  Seller is not aware of any matter which might cause any of the Seller Governmental Approvals not to be obtained or might cause such approval to include the imposition of any Substantial Detriment.

Section 3.04 Absence of Proceedings and Judgments.  There is no Action before or brought by any Governmental Authority or other Person, now pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Affiliates, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Seller of its obligations hereunder.  There are no pending or, to Seller’s knowledge, threatened, Actions against any of the Fosun Companies or affecting any of the properties or assets of the Fosun Companies, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.  None of the Fosun Companies has received notice from any Governmental Authority of any pending or threatened investigation or enforcement proceedings against such Fosun Company.  There is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator (whether or not on or subject to appeal) against any of the Fosun Companies.

Section 3.05 No Broker’s Fees.  Neither Seller nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Buyer or any of its Affiliates or against the Fosun Companies for a brokerage commission, finder’s fee or like payment in connection with the execution and delivery of this Agreement and the performance of the Parties hereto of their obligations hereunder.

Section 3.06 Offices and Branches.  None of the Fosun Companies conducts business at any location other than its principal executive or registered address or a duly registered branch.

Section 3.07 Title to and Status of the Shares or Equity Interests.

(a) As of the date of this Agreement, Seller is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Shanghai Chuangxin free and clear of any and all Encumbrances.  Except for 10% minority interest in Shanghai Foshion Dental and the minority interest in Shanghai TTC that have been Previously Disclosed by Seller, Shanghai Chuangxin is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of each of Shanghai Fosun Medical, Shanghai Foshion Dental, Huaiyin Medical, and Shanghai TTC (collectively, the “Chuangxin Direct Subsidiaries”), in each case, free and clear of any and all Encumbrances.  As of the date of this Agreement, except for minority interests that have been Previously Disclosed by Seller, (i) Shanghai TTC is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Suzhou Qitian, and (ii) Suzhou Qitian is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Suzhou Laishi, in each case, free and clear of any and all Encumbrances.  All of the issued and outstanding shares or the entire equity interest (as applicable) of the Fosun Companies have been duly and validly authorized and issued with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any applicable PRC Law.  The registered capital or issued share capital (as applicable) of each of the Fosun Companies has been contributed in full and has been duly verified by a certified accountant registered in the PRC.

(b) There is no direct or indirect ownership or equity participation by any PRC Governmental Authority in Seller or any of the Fosun Companies.

(c) Upon consummation of the transactions contemplated in this Agreement in accordance with the terms hereof, (i) Buyer shall have good and legal title to and beneficial ownership of all of the outstanding shares or the entire equity interest (as applicable) of Shanghai Chuangxin free and clear of any and all Encumbrances and (ii) except for 10% minority interest in Shanghai Foshion Dental that has been Previously Disclosed by Seller, Shanghai Chuangxin shall have good and legal title to and beneficial ownership of all of the outstanding shares or the entire equity interest (as applicable) of each of the Chuangxin Direct Subsidiaries, in each case, free and clear of any and all Encumbrances, and (iii) except for minority interests that have been Previously Disclosed by Seller, Shanghai TTC shall continue to have good and legal title to and beneficial ownership of all of the outstanding shares or the entire equity interest (as applicable) of Suzhou Qitian, and Suzhou Qitian shall continue to have good and legal title to and beneficial ownership of all of the outstanding shares or the entire equity interest of Suzhou Laishi, in each case, free and clear of any and all Encumbrances.  Such ownership structure as of the Closing Date is set forth on Exhibit 1 hereto.  The Chuangxin Restructuring will not result in any Material Adverse Effect or Substantial Detriment.

(d) There is no security, option, warrant, right, call, subscription, agreement, proxy, entrustment or other arrangement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares or equity interest (as applicable) in any of the Fosun Companies or any securities convertible into, or other rights to acquire, any shares or equity interest (as applicable) in any of the Fosun Companies, (ii) obligates Seller or any Fosun Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such shares or equity interest (as applicable), securities or rights and none of such shares or equity interest (as applicable) is subject to any restriction on transfer thereof except for restrictions under applicable PRC Law.  None of the Fosun Companies has created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any shares or equity interest (as applicable) in the Fosun Companies.  None of the Fosun Companies has outstanding debt or debt instruments providing for voting rights with respect to the Fosun Companies to the holders thereof.

Section 3.08 Corporate Details and Voting Rights.

(a) Corporate Details.  Seller has Previously Disclosed the following particulars for each of the Fosun Companies:  company name; place of incorporation; registration number (if applicable); legal address of each principal executive or registered office and branch; registered capital or issued share capital (as applicable); owners and percentage of outstanding shares or equity interest (as applicable) owned by each owner; legal representative; and business scope as described in the applicable Charter Documents or business license.  All such particulars are true and correct.

(b) Voting and Other Agreements.  None of the Fosun Companies is a party to any agreement, written or oral, and there is no agreement, written or oral, with any Person that requires (w) the voting or giving of written consents or consenting to written resolutions with respect to any security or equity interest or voting right in such Fosun Company (including, without limitation, any voting agreements, voting trust agreements, shareholder or similar agreements) or the voting by a director of such Fosun Company, (x) the sale, transfer or other disposition with respect to any security or equity interest or voting right in such Fosun Company, (y) any restrictions with respect to the ability of such Fosun Company to pay dividends out of profits or make any other similar distributions of profits to any current or future holder of any share or equity interest (as applicable) therein or (z) any restrictions with respect to the consummation of the transactions contemplated hereby.

Section 3.09 Preemptive Rights.  Except for rights if any that may have been granted by third parties that hold minority interests in Shanghai Foshion Dental, Shanghai TTC, Suzhou Qitian and Suzhou Laishi solely with respect to such minority interests, there are no preemptive rights or rights of first refusal or other rights to acquire on behalf of any Person applicable to the transfer of the Transferred Equity Interest or the indirect transfer of the outstanding shares or equity interests (as applicable) in any of the other Fosun Companies effected thereby; and Seller is not aware of any such grant of rights by any such third party holder of any such minority interest.  Minority owners of Shanghai Foshion Dental, Shanghai TTC, Suzhou Qitian and Suzhou Laishi would be entitled to statutory preemptive rights in the event of a direct transfer of any of the outstanding shares or equity interests (as applicable) held by such minority owners in these companies, but such preemptive rights are not applicable to the transactions contemplated by this Agreement.

Section 3.10 Subsidiaries.  Except for any ownership interest in another Fosun Company and except for Shanghai Chuangxin’s interest in Zhejiang Anji Technology Innovation Co., Ltd (安吉创新科技有限公司), Shanghai Science and Technology Import & Export Co., Ltd (上海科技进出口有限公司), and Zhejiang Anji Qianglong Steel and Plastic Export Co., Ltd (浙江强龙椅业股份有限公司) (collectively, the “Divested Companies”), which (except for Qianglong) have been or shall be divested in their entirety prior to the Closing as part of the Chuangxin Restructuring, none of the Fosun Companies (a) directly or indirectly owns or controls any interest in any other company, business or entity and has not agreed to acquire any such interest, (b) holds any rights or options to subscribe for, purchase or acquire any securities, partnership interest or joint venture interest in any other company, business or entity, and (c) has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (excluding recognized trade associations).  There has been no violation of any applicable PRC Law or regulation by Seller in establishing or making any investment in Shanghai Chuangxin.  There has been no violation of any applicable PRC Law or regulation by Shanghai Chuangxin in establishing or making any investment in any of the other Fosun Companies.

Section 3.11 Permits.  Each of the Fosun Companies possesses all material Permits from all Governmental Authorities required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now conducted.  Each of the Fosun Companies has conducted its business and operations within the business scope permitted by and stated in its applicable Charter Documents or business license.  Each of the Fosun Companies has made all requisite material declarations, filings and registrations with the relevant Governmental Authorities and its operations are in compliance in all material respects with all relevant published and publicly available PRC Law.  All of the Fosun Companies’ Permits have been duly secured and are valid, subsisting and in full force and effect and will continue to be in full force and effect immediately after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) except for the Disclosed Governmental Approvals, the consent, approval, or act of, or waiver, authorization, order of or notice to, or any filing or registration with, any Governmental Authority.  Each of the Fosun Companies has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred or condition or state of facts exists which constitute, or after notice or lapse of time or both would constitute, a breach or default under any such Permit or which allows or, after notice or lapse of time or both, would allow revocation or termination of any such Permit or result in any other material impairment of the rights of the holder of any such Permit; nor

(subject to the receipt of the Disclosed Governmental Approval) does the execution, delivery or performance of this Agreement constitute such an event.  None of the Fosun Companies has received notice of nor has knowledge of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding sentence.

Section 3.12 Compliance with Instruments.  None of the Fosun Companies is in violation of its Charter Documents or business license.  None of the Fosun Companies is in breach of or in default of any Material Agreements or under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their property is bound except where such breach or default would not have a Material Adverse Effect.

Section 3.13 [RESERVED]

Section 3.14 Financial Statements.  Seller has Previously Disclosed to Buyer (a) the unaudited consolidated balance sheets as of December 31, 2007, 2008 and 2009 and the related unaudited consolidated statements of income and cash flows, together with the notes thereto, for the years then ended, (b) the unaudited consolidated balance sheet as of November 30, 2010 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows, together with the notes thereto, for the eleven-month period ended November 30, 2010 of Shanghai Chuangxin and the other Fosun Companies and (c) the audited statutory financial statements of each of the Fosun Companies as at December 31, 2007, 2008 and 2009 and for each of the years then ended, together with the notes thereto, accompanied by the report of such Fosun Company’s statutory auditor (the foregoing financial statements in clauses (a), (b) and (c) above being collectively referred to as the “Financial Statements”).  The Financial Statements have been prepared in compliance with the requirements of all applicable legislation in China (as applicable) and in accordance with Chinese GAAP applied on a consistent basis throughout the periods indicated and in accordance with past practice, and such Financial Statements fairly present in all material respects the consolidated financial condition and consolidated results of operations of the Fosun Companies as of the dates and for the periods indicated therein.  The results shown by such consolidated statements of income and cash flows of the Fosun Companies have not (except as disclosed in the Financial Statements) been affected by any extraordinary, exceptional or non-recurring item or by any other fact or circumstance making the profit or loss for a period covered by any of the Financial Statements unusually high or low.  Subsequent to the Balance Sheet Date, (a) none of the Fosun Companies has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to such Fosun Company, or has entered into any material transactions not in the ordinary course of business, (b) there has not been any change in the registered capital or issued share capital (as applicable), (c) there has not been any increase in indebtedness of the Fosun Companies for money borrowed or guaranteed beyond RMB 2,000,000, and (d) there has not been any change in the business, management, operations or financial condition of any Fosun Company that would be reasonably likely to have a Material Adverse Effect.  None of the Fosun Companies has directly or indirectly engaged in, nor is any Fosun Company a party to, any form of off-balance sheet financing.

Section 3.15 [RESERVED]

Section 3.16 Operation of Business in Ordinary Course.  Since November 30, 2010, (a) the businesses of each of the Fosun Companies have been conducted in the ordinary course of business, (b) none of the Fosun Companies has disposed of any tangible movable property or real property owned or leased by such Fosun Company, other than in the ordinary course of business and on a basis consistent with past practice, and (c) none of the Fosun Companies has:

(i) entered into any contract, commitment or transaction other than in the ordinary course of business;

(ii) increased the compensation or other benefits payable or to become payable to, or paid or agreed to pay any bonus or similar payment to, any employee, officer or director, except as consistent with past practice or as required by applicable PRC Law or regulation;

(iii) purchased or otherwise acquired or leased or licensed any asset that is material to the operation of the business of any of the Fosun Companies, as it is currently conducted, from any other Person, excluding inventories acquired by the Fosun Companies in the ordinary course of business;

(iv) sold or otherwise transferred, leased, licensed or pledged or hypothecated any asset that is material to the operation of the business of any of the Fosun Companies, as it is currently conducted to any other Person, excluding products sold by the Fosun Companies from inventory in the ordinary course of business;

(v) made any individual capital expenditure in excess of RMB 2,000,000;

(vi) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of RMB 500,000;

(vii) made any loan to any other Person or assumed or guaranteed any liability of any other Person;

(viii) changed any of its methods of accounting or accounting practices or any tax elections or reporting methods in any material respect; other than any changes required to conform to changes in Chinese GAAP or applicable PRC Law;

(ix) entered into any agreements regarding any merger or consolidation or other business combination of or by any of the Fosun Companies with any other corporation or any acquisition of all or any part of the securities of or equity interest in any other corporation or business organization or substantially all or any material portion of the business or assets of, any other Person;

(x) failed to perform any of its obligations in any material respect under any contract to which any of the Fosun Companies is a party and which is material to such Fosun Company’s business or operations or to which any of Fosun Companies’ real property is bound; and

(xi) closed any facility or terminated any operations.

Section 3.17 Absence of Liens.  Each of the Fosun Companies owns and has good and legal title, free and clear of any and all Encumbrances (except as disclosed in the Financial Statements and subject to the interests of landlords and lessors with respect to the leased real property, leasehold improvement and other leased assets), to all assets used in its business, including all assets reflected on the balance sheet included in the Financial Statements or acquired by it after the date of such balance sheet, except for changes in such assets in the ordinary course of business subsequent to that date.

Section 3.18 Absence of Undisclosed Liabilities.  None of the Fosun Companies has any material obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation, liability or commitment, except for (a) liabilities and financial commitments to the extent reflected or reserved against in the Financial Statements and other obligations and commitments that, individually or in the aggregate, would not have a Material Adverse Effect, and (b) liabilities incurred in the ordinary course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  All liabilities, whether contingent or otherwise, arising prior to the Closing Date to the extent not fully reflected in the Financial Statements, other than current liabilities incurred in the ordinary course after the Balance Sheet Date, are referred to herein as the “Fosun Retained Liabilities.”  Without limiting the generality of the foregoing, the “Fosun Retained Liabilities” include the Fosun Retained Environmental Liabilities.

Section 3.19 Accounting Controls.  Each of the Fosun Companies maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with the requirements of all applicable legislation in China (as applicable) and in accordance with Chinese GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.20 Material Agreements.

(a) None of the Fosun Companies is a party to, or bound by, any contract of any kind to be performed in whole or in part after the Closing Date of the following types (each such contract and agreement a “Material Agreement”):

(i) any severance, consulting or other agreements of any nature with any current or former stockholder, director, officer or employee of any Fosun Company, other than employment agreements entered into in the ordinary course of business;

(ii) any agreements relating to Indebtedness in excess of RMB 2,000,000 or restricting the ability of any Fosun Company to incur Indebtedness or transfer, pledge or otherwise dispose of any assets;

(iii) any agreements providing for the indemnification by any Fosun Company of any Person, other than customary agreements with customers and suppliers with respect to the purchase of inventory or supply of products entered into in the ordinary course of business;

(iv) any agreements with any Governmental Authority;

(v) any agreements relating to (A) the purchase of assets by, or the furnishing of services to, any Fosun Company requiring financial commitments by the Fosun Companies in excess of RMB 2,000,000 or (B) the sale of assets or for the furnishing of services by any Fosun Company having a value in excess of RMB 2,000,000 or having a term which is greater than three months and which is not terminable on less than ninety (90) days’ notice without the payment of any termination fee or similar payment, other than customary agreements with customers and suppliers with respect to the purchase of inventory or supply of products entered into in the ordinary course of business;

(vi) any agreements (including license agreements and settlement agreements) relating to Intellectual Property Rights other than customary licenses for commercially available software;

(vii) any leases of real property leased by the Fosun Companies with annual payments thereunder in excess of RMB 2,000,000;

(viii) any agreements that limit or purport to limit the ability of any Fosun Company or any transferee of any outstanding shares or equity interest (as applicable) of any Fosun Company to compete in any business or to own, operate, transfer, pledge or otherwise dispose of any assets or hire or solicit for employment any Person;

(ix) any agreements or arrangements, which restrict the respective Fosun Company’s independent development of its business in the way that its business is currently being conducted; and

(x) any other agreement that calls for payments by or to any of the Fosun Companies in excess of RMB 1,000,000.

(b) Each Material Agreement is a legal, valid and binding obligation of, and enforceable against, the applicable Fosun Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect and to the knowledge of Seller, each of the other parties thereto.  None of the Fosun Companies is (or with the giving of notice or lapse of time would be) in material breach of, or default under, any Material Agreement and, to the knowledge of Seller, no other party thereto is in breach of, or default under, any Material Agreement.  To the knowledge of Seller, none of the Fosun Companies or any of their Affiliates has received written notice that any Material Agreement is not enforceable against any party thereto, that any party to a Material Agreement intends to terminate such Material Agreement prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Agreement.  There are no oral agreements that would constitute Material Agreements.  There have been no side arrangements, agreements or understandings between any of the Fosun Companies and any of the landlords to any real property leased by the Fosun Companies relating to the Fosun Companies’ obtaining, or failing to obtain, the consent of any such landlords.

Section 3.21 Transactions with Related Persons.  Except for the Chuangxin Restructuring, none of the Fosun Companies is a party to any contract, commitment or transaction (including by way of loan) with (a) Seller or an Affiliate of Seller (other than any other Fosun Company) or (b) any Related Person, other than employment contracts in the ordinary course, which have been disclosed to Buyer.  No Related Person is indebted to any of the Fosun Companies (other than debts incurred in the ordinary course of business in an amount less than RMB 500,000), nor is any of the Fosun Companies indebted (or committed to make loans or extend guarantee) to any Related Person.  To the knowledge of Seller, none of the directors or senior management of any of the Fosun Companies nor any Relative of such Person has any direct or indirect ownership interest in any enterprise or corporation with which any Fosun Company has a competitive relationship or with which any Fosun Company has any business relationship, other than the holding of shares in a publicly traded enterprise or corporation.

Section 3.22 [RESERVED]

Section 3.23 Taxes.

(a) Each of the Fosun Companies is and has at all times been resident for all Tax purposes only in the PRC.  None of the Fosun Companies is liable to pay or has at any time incurred any liability to Tax chargeable under the Laws of any jurisdiction other than the PRC and the place where such Fosun Company carries out its business.

(b) Each of the Fosun Companies has, in respect of all years of assessment since incorporation ending before the date of this Agreement, made all proper returns, and has supplied or caused to be supplied all accurate and true information regarding Tax matters which it is required to make or supply to the Tax authority (wherever situated), except for such omissions and inaccuracies which, individually or in the aggregate, do not and would not have a Material Adverse Effect, and there is at the date hereof no dispute or disagreement pending with or, to the knowledge of Seller and the Fosun Companies, threatened by, any Tax authority regarding the liability or potential liability of any Fosun Company to any Tax (including in each case penalties and interest) or regarding the availability to any of the Fosun Companies of any relief from Tax; and all such returns have been accepted by the applicable Tax authorities.

(c) Each of the Fosun Companies has complied with in all material respects the relevant taxation laws and regulations in China in calculating and recording its profits.

(d) No Tax authority has operated or agreed to operate any specific arrangement which is not based on relevant legislation or any published practice in relation to any of the Fosun Companies.

(e) True and complete copies of all income Tax, business Tax, value added Tax returns and other returns (including monthly payroll returns) filed by the Fosun Companies from 2008 to 2010, Tax registration documents and all correspondences with Tax authorities of the Fosun Companies have been provided to Buyer.

(f) Seller has delivered to Buyer true and complete copies of all audit reports from and after 2008 relating to the returns of the Fosun Companies.

(g) No extension or waiver of the limitation period applicable to any of the Fosun Companies’ returns has been granted (by such Fosun Company or any other Person).

(h) Any Tax required to have been withheld or collected by any of the Fosun Companies has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority, excluding any Taxes with respect to which the validity or amount of assessment is being contested by such Fosun Company as of the date of this Agreement and for which a reserve or accrual is reflected in the Financial Statements.

(i) All amounts shown on returns of the Fosun Companies as due and payable on or before the date hereof have been paid.

(j) No claim, litigation or Tax audit is pending or, to the knowledge of Seller, threatened against or with respect to any of the Fosun Companies, in respect of any Tax.

(k) Full and adequate provisions have been made on the balance sheet for all Taxes payable by the Fosun Companies, except for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Material Adverse Effect and Taxes incurred in the ordinary course of business after the Balance Sheet Date.

(l) Each of the Fosun Companies has kept all the account books, vouchers, statements, proof of Tax payment and other relevant Tax records (collectively, the “Tax Records”) since its incorporation or formation and the Tax Records are under the control of the Fosun Companies.

Section 3.24 Conduct of Business.  Each of the Fosun Companies (a) has complied in all material respects with applicable filing and registration requirements in respect of corporate or other documents and licenses imposed under relevant published and publicly available PRC Laws, and (b) has conducted its business or corporate affairs in all material respects in compliance with its Charter Documents and applicable PRC Laws and regulations.

Section 3.25 Insurance.  Each of the Fosun Companies is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as such Fosun Company believes is prudent in the businesses in which it is engaged.  All such insurance policies insuring the Fosun Companies and their businesses, assets, employees, officers and directors are in full force and effect.  Each of the Fosun Companies is in compliance with the terms of such policies and instruments in all material respects. None of the Fosun Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 3.26 Environmental Matters.

(a) Environmental Law Compliance.  Each Fosun Company complies, and has at all times prior to the date of this Agreement complied, with all applicable PRC Laws which relate to pollution or protection of the environment (“PRC Environmental Law”) in all material respects.  All liabilities, contingent or otherwise, arising out of (i) any failure by any Fosun Company or its Affiliate prior to the Closing Date to comply in any material respect with any PRC Environmental Law or (ii) any disposition or release prior to the Closing Date of any Hazardous Substance in, on or under the Properties are referred to herein as the “Fosun Retained Environmental Liabilities.”

(b) Complaints and Proceedings.

(i) No Fosun Company has received any complaint (whether or not in writing) or a notice alleging a breach of, or a liability under any PRC Environmental Law.

(ii) No Fosun Company is engaged in any prosecution, litigation, arbitration, Action or other proceedings nor are they bound by any settlement concerning any PRC Environmental Law, and to Seller’s knowledge, there are no facts or circumstances which are likely to give rise to any such prosecution, litigation, arbitration, Action, proceedings or settlement by or against any Fosun Company.

(c) Environmental Permits.

(i) Each Fosun Company has obtained and complies, and all times prior to the date of this Agreement has obtained and complied with each environmental Permit required to carry on its business.

(ii) No action has been taken to vary, revoke or suspend an environmental Permit obtained by any Fosun Company, and to Seller’s knowledge, no circumstances exist which may give rise to any such action.

(d) Environmental Agreements.  No Fosun Company has agreed to any covenant, warranty, undertaking, representation, indemnity or similar provision involving liability (actual or potential) relating to pollution or contamination of the environment or any other adverse condition relating to the environment.

(e) Environmental Reports.  Seller has delivered to Buyer a true and correct copy of each environmental audit, assessment, survey, report or investigation in the control of, or otherwise carried out by or on behalf of Seller or any of the Fosun Companies in relation to the Properties or otherwise relevant to the business of any Fosun Company.

(f) Contamination and Pollution.

(i) To Seller’s knowledge, no Hazardous Substance has been disposed of or released in, on or under the Properties nor has any Hazardous Substance migrated to or from the Properties, in each case to an extent that could result in liability for any investigation, assessment, monitoring, clean up or any other remedial action pursuant to any PRC Environmental Law. As used herein, “Hazardous Substance” means any substance (whether in solid, liquid or gaseous form) which alone or in combination with others is capable of causing harm to human health or to the environment.

(ii) No Fosun Company has caused or permitted the release or disposal of any Hazardous Substance in, on or under land that it has previously owned, occupied or used or on any third party land, and Seller is not aware of any pending or threatened action with respect to any contamination or pollution at, or other adverse environmental condition relating to such land.

Section 3.27 Intellectual Property Rights and Licenses.  None of the Fosun Companies holds any Patent or has licensed any Patent from any other Person.  Notwithstanding the foregoing, the Fosun Companies own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are of such a nature and significance to the business that the failure to own or have the right to use such items would have a Material Adverse Effect (“Intellectual Property Rights”).  None of the Fosun Companies has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Rights, and, to Seller’s knowledge, neither the use of the Intellectual Property Rights nor the operation of the businesses of the Fosun Companies is infringing or has infringed upon any intellectual property rights of others.  None of the Intellectual Property Rights is subject to any legal or equitable charge, mortgage, Encumbrance, right, interest or claim by any Person.  All payments have been duly made that are necessary to maintain the Intellectual Property Rights in force.  No claims have been made, and to Seller’s knowledge, no claims are threatened, that challenge the validity or scope of any material Intellectual Property Rights of the Fosun Companies; and there is no pending or, to Seller’s knowledge, threatened opposition to any such Patent.  Each of the Fosun Companies has taken reasonable steps to obtain and maintain in force all licenses and other permissions under Intellectual Property Rights of third parties necessary to conduct its businesses as heretofore conducted by it, and now being conducted by it, and as expected to be conducted, and none of the Fosun Companies is or has been in material breach of any such license or other permission.

Section 3.28 Labor, Employment and Benefit Matters.

(a) None of the Fosun Companies is bound by or subject to a collective bargaining agreement or similar written agreement with any organization representing its employees.  There are no existing, or to Seller’s knowledge, threatened strikes or other labor disputes against the Fosun Companies that would be reasonably likely to have a Material Adverse Effect.  There is no organizing activity involving employees of the Fosun Companies pending or, to Seller’s knowledge, threatened by any labor union or group of employees.  There are no representation Actions pending or, to Seller’s knowledge, threatened with any PRC Governmental Authority with authority with respect to labor and employment matters, and no labor organization or group of employees of any of the Fosun Companies has made a pending demand for recognition.

(b) Each of the Fosun Companies has complied with all applicable PRC Laws and regulations relating to the employment of its employees, including without limitation PRC Laws and regulations pertaining to welfare funds, housing funds, social security benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(c) To the knowledge of Seller, no Person (including, but not limited to, Governmental Authorities) has made any material claim against any of the Fosun Companies arising out of any legal requirement relating to (i) unaccrued overtime pay, other than overtime pay for the current payroll period; (ii) unaccrued wages or salaries (excluding wages or salaries for the current payroll period); (iii) unaccrued vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay; (iv) violation of any legal requirement relating to minimum wages or maximum hours of work; (v) breach of any fiduciary duty of any of the Fosun Companies; (vi) equal employment opportunity matters; (vii) occupational, safety and/or health standards; or (viii) contract of employment, and neither Seller nor any of the Fosun Companies is aware of any reasonable basis for any such claim.

(d) To the knowledge of Seller, none of the existing employees of any of the Fosun Companies is a “state functionary” as defined under PRC Law.

Section 3.29 Dividends.  To the extent any of the Fosun Companies has any legal, contractual or other obligation to declare dividends, such dividends have been declared.  None of the Fosun Companies has declared, accrued, set aside or paid any dividends or made any distribution in respect of its outstanding shares or equity interest (as applicable) to any owner of any such shares or equity interest (as applicable) or failed to pay in full any dividends, other than as disclosed in the Financial Statements.

Section 3.30 No Change of Control Agreements.  None of the Fosun Companies is a party to any agreement that entitles any other party to such agreement to terminate or vary such agreement or to exercise any right thereunder by reason of the execution delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.31 Business Name.  None of the Fosun Companies carries on business under a name other than its own legal, corporate name set forth in Schedule A hereto.

Section 3.32 Compliance with PRC Law.  All Fosun Companies are in compliance in all material respects with all applicable PRC Laws, except for such noncompliance that would not reasonably be likely to have a Material Adverse Effect.  None of the Fosun Companies has received any notice of, nor does Seller have any knowledge of, any violation (or of any investigation, inspection, audit or other Action by any Governmental Authority involving allegations of any violation) of any applicable PRC Law involving or related to any Fosun Company which has not been dismissed or otherwise disposed of that would be reasonably likely to have a Material Adverse Effect.  None of the Fosun Companies has received notice or otherwise has any knowledge that Seller is charged with, threatened with or under investigation with respect to, any violation of any applicable PRC Law that if proven would reasonably be likely to have a Material Adverse Effect.  Each Fosun Company and its directors, officers, employees and agents or other Person acting under and with its express authorization have complied in all respects with all applicable PRC Law.

Section 3.33 Corporate Integrity.

(a) (i) To the best of Seller’s knowledge, none of the Fosun Companies is involved in any transaction or other situation with any Related Person or any company in which such Fosun Company has any security or equity interest which may be generally characterized as a “conflict of interest,” including, but not limited to, direct or indirect interests in the business of competitors or customers of such Fosun Company and (ii) there are no situations with respect to such Fosun Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the receipt of any illegal discounts or rebates or any other violation of the antitrust Laws of the PRC or (D) any investigation by any Governmental Authority.

(b) None of the Fosun Companies nor any officer, employee or agent or other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, governmental employee or other Person who is or may be in a position to help or hinder the business of such Fosun Company (or assist such Fosun Company in connection with any actual or proposed transaction) (i) which might subject such Fosun Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospect of such Fosun Company or which would subject such Fosun Company to suit or penalty in any private or governmental litigation or proceeding, or (iii) for establishment or maintenance of any concealed fund or concealed bank account.

Section 3.34 Money Laundering Laws.  The operations of each of the Fosun Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Action, suit, claim or proceeding by or before any court, Governmental Authority or body or any arbitrator involving any of the Fosun Companies with respect to the Money Laundering Laws is pending or, to Seller’s knowledge, threatened.

Section 3.35 Properties.

(a) Interests.  Seller has Previously Disclosed a true and complete list of all land and buildings which comprise all the land and buildings owned by the Fosun Companies or used or occupied by the Fosun Companies or in which the Fosun Companies have any other interest, right or liability (the “Properties”).  The Fosun Companies either own or have the legal right to use pursuant to a valid and binding agreement disclosed to Buyer all the Properties and assets used in the businesses carried on by each of the Fosun Companies.  Seller has provided to Buyer true and complete copies of all agreements concerning land use rights with respect to the Properties.

(b) Title.  (i) The Properties are all located on lands for which the land use rights are granted rather than allocated by the state and (ii) building ownership certificates have been duly issued with respect to all such Properties.  There is no Encumbrance, annuity or trust (whether for securing money or otherwise) affecting any of the Properties.  None of the Fosun Companies has entered into, and neither Seller nor any of the Fosun Companies has any knowledge of any Material Agreement, with respect to the purchase, assignment or transfer or lease or occupancy of all or any portion of the Properties which is currently in effect.  No Fosun Company has subleased, licensed or entered into any other occupancy agreements with respect to any of the Properties.  The Fosun Companies will not by their use or occupation of any of the Properties contravene any requirement or restriction having the force of law.  In relation to each of the Properties there exist all rights necessary for the continued possession, enjoyment and use for its current use without interruption and without restrictions as to hours or otherwise and for the repair and maintenance of any building or erection thereon.  The Fosun Companies have paid the rent and all other sums payable under the leases of the Properties on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force.  There has not been any loss, damage or destruction to, or any interruption in the use of, any of the Fosun Companies’ material assets (whether or not covered by insurance) since November 30, 2010.

(c) Statutory Obligations, Notices and Orders.  There has been no breach of any requirement of any PRC Law or any regulations, by-laws, orders, notices or directions made or issued thereunder which are capable of enforcement and which affect the Properties or the employment of Persons or the use of any machinery or equipment therein nor any other circumstances which may result in any such order or notice being made or served.  To the knowledge of Seller, the construction, operation, management, occupancy and use of the Properties is in compliance with the zoning, subdivision or building codes and all other PRC Laws, without reliance on any Permit, variances or other exception.

(d) Claims and Disputes.  No Action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Properties is outstanding or anticipated.  No Fosun Company has made any claim or complaint in relation to any neighboring property of the Properties or its use or occupation.

(e) Permitted Use.  The authorized use of each of the Properties authorizes the use of the Properties for the purposes of the business carried on by each of the Fosun Companies.

(f) Condition of Properties.  The Properties are in good and substantial repair and suitable for the purposes for which they are presently used.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Properties are in good condition, ordinary wear and tear excepted and are suitable for the purposes for which they are presently used.  The improvements on the Properties are structurally sound, the roof is free of leaks and in good condition, and to the best knowledge of Seller the Properties have no hidden or latent defects; and all plumbing, fire protection, alarm, heating, ventilating, air conditioning, electrical, public and private utility, sewer, septic and other waste, and other systems, and all fixtures and appliances (including, without limitation, trade fixtures) included in the Properties are in good working order and free of deferred maintenance.  None of the Fosun Companies is expecting to have to expend any substantial sum of money in respect of repairs of any of the Properties in the near future.  All public utilities (including, without limitation, sanitary sewer, storm sewer, electricity, cable television, water and telephone) required for the operation of the Properties, or any part thereof, are installed and operating and have been accepted by such utility company or Governmental Authority.  Neither Seller nor any of the Fosun Companies has knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities.

Section 3.36 Full Disclosure.  Nothing in this Agreement contains or will contain an untrue statement of a material fact relating to the Fosun Companies, or the business of the Fosun Companies; and nothing in this Agreement omits or will omit to state a material fact required to be stated herein or necessary to make any of the representations, warranties or other statements or information contained herein not misleading.  All of the information that has been Previously Disclosed by Seller, and all other information regarding the Fosun Companies and their business, condition, assets, liabilities, operations, financial performance, net income and prospect that have been furnished to Buyer or any of their representatives by or on behalf of the Fosun Companies or by any representative of the Fosun Companies, is accurate and complete in all material respects.

Section 3.37 No Additional Representations.  Seller does not make, and Buyer acknowledges that Seller does not make, any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or any other written agreement between Seller (and/or any Affiliate of Seller) and Buyer (and/or any Affiliate of Buyer) or in any certificate delivered by Seller to Buyer in accordance with the terms hereof or thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed by Buyer, Buyer represents and warrants to Fosun as of the date hereof and as of the Closing Date as follows; provided that each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as of the Closing Date) shall be deemed to be made by reference to the facts and circumstances existing as at such date:

Section 4.01 Organization, Good Standing and Qualification.  Buyer is a company limited by shares duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer and its shareholders or equity owners (as applicable).  This

Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.03 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer or any of its Affiliates or result in the creation of any liens upon any of the properties or assets of Buyer or any of its Affiliates, (ii) subject to the receipt of the Buyer Governmental Approvals, result in the violation of any Law applicable to Buyer and its Affiliates, or (iii) conflict with or result in any violation of any provision of the Charter Documents of Buyer or any of its Affiliates, in each case as amended, other than, in the case of clauses (i), (ii) and (iii), any such violation, default, termination, cancellation, acceleration, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Buyer of its obligations hereunder.

(b) Except as Previously Disclosed and except for matters described in clauses (i) and (ii) below, neither Buyer nor any of its Affiliates is required to obtain any consent, approval, or act of, or waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by Buyer of this Agreement (it being understood that this representation as to consents, approvals, waivers, authorizations and orders of Governmental Authorities outside of the United States, Hong Kong and China is to the knowledge of Buyer), except, in each case, for such consents, approvals, waivers, authorizations, orders, notices or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Buyer of its obligations hereunder (collectively, the “Buyer Governmental Approvals”), except that the Buyer Governmental Approvals shall not include (i) any disclosure filings as may be required to be made with the SEC, NASDAQ and with any state or foreign blue sky or securities regulatory authority or (ii) any consent, approval, or act of, or waiver, authorization, order of or notice to, or filing or registration with the PRC or any Governmental Authority within the PRC or any consent, approval, or act of, or waiver, authorization, order of or notice to, or filing or registration with any Governmental Authority included in the Seller Governmental Approvals.

(c) Buyer has previously provided Seller and its Affiliates with a true and complete list of all Buyer Governmental Approvals, if any.  Buyer is not aware of any matter which might cause any of the Buyer Governmental Approvals not to be obtained or might cause such approval to include the imposition of any Substantial Detriment.

Section 4.04 Absence of Proceedings.  There is no Action before or brought by any Governmental Authority or other Person, now pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Buyer of its obligations hereunder.

Section 4.05 No Broker’s Fees.  Neither Buyer nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Fosun or any of its Affiliates or against the Fosun Companies for a brokerage commission, finder’s fee or like payment in connection with the execution and delivery of this Agreement and the performance of the Parties hereto of their obligations hereunder.

Section 4.06 No Additional Representations.  Buyer does not make, and Seller acknowledges that Buyer does not make, any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or any other written agreement between Seller (and/or any Affiliate of Seller) and Buyer (and/or any Affiliate of Buyer) or in any certificate delivered by Buyer to Seller in accordance with the terms hereof or thereof.

ARTICLE V

OTHER AGREEMENTS AND COVENANTS

Section 5.01 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable PRC Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:

(i) using their reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, consents and approvals, including the Governmental Approvals, from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action, suit, investigation or proceeding by, any Governmental Authority;

(ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and

(iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Each of the Parties shall cooperate in the preparation of any application for the Governmental Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by any Party to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable PRC Law in connection with the transactions contemplated hereby.

(c) Subject to applicable PRC Law, each Party shall cooperate with and keep each others fully informed as to the status of and the processes and proceedings relating to obtaining the Governmental Approvals and any other actions or activities pursuant to this Section 5.01, and shall consult with the other Parties in advance in connection with any material submissions, correspondence, filings, or other communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to this Agreement or the transactions contemplated hereby, and, to the extent not precluded by such Governmental Authority, give the other Parties the opportunity to review drafts of, and provide final copies of, any material submissions, correspondence or filings, and to attend and participate in any communications or meetings.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 5.01 nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, any Party or any Affiliate of a Party or any Fosun Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to result in a Substantial Detriment.

(e) Each Party shall deliver to the other Parties copy of each Governmental Approval obtained by it or any of its Affiliates, certified by one of its directors, officers or other authorized representatives as a true and complete copy of such Governmental Approval, promptly after the receipt thereof.

Section 5.02 Other Obligations of Seller.

(a) Approval Certificate.  As soon as possible after the signing of this Agreement, Seller shall make or cause Shanghai Chuangxin to make an application to the Relevant Approval Authority for (i) approval of this Agreement and the transactions contemplated hereby, (ii) approval of the Amended and Restated AOA, and (iii) issuance of a foreign-invested enterprise approval certificate which shall reflect the transfer by Seller of its entire equity interest in Shanghai Chuangxin to Buyer (the “FIE Approval Certificate”).

(b) Amended Business License.  Immediately after the issuance of the FIE Approval Certificate by the Relevant Approval Authority, Seller shall cause Shanghai Chuangxin to make an application to the competent PRC business registration authorities (i.e., SAIC or its authorized local branch) for an amended business license of Shanghai Chuangxin which shall identify Buyer as the sole owner of Shanghai Chuangxin (the “Amended Business License” ).

(c) Notice of Developments.  Seller shall disclose to Buyer any matter or fact arising following the date of this Agreement which would (i) result in any material breach by Seller of any of the representations, warranties or covenants given under this Agreement or (ii) render any of the representations, warranties or covenants given by Seller under this Agreement incorrect in any material respect and shall disclose such matter or fact to Buyer as soon as possible after becoming aware of such matter or fact.  In the event of any such disclosure of a material breach of or inaccuracy with respect to any representation, warranty or covenant of Seller contained in this Agreement, Seller may cure such breach by (i) notifying Buyer in writing of Seller’s proposed actions as are necessary to effect a complete cure such breach or and/or to cause any such representation or warranty to be accurate as of the Closing (it being understood and agreed that an amendment or supplement to the information Previously Disclosed by Seller hereunder or other disclosures to Buyer shall not constitute such a cure), (ii) promptly undertaking such actions at Seller’s sole expense and (iii) effecting such complete cure at Sellers sole expense.  In the event of any such disclosure, notification and complete cure, Seller shall not be considered to be in breach of such covenant or representation or warranty.

(d) Chuangxin Restructuring.  Seller shall use all reasonable efforts to complete at the sole cost and expense of Seller, the Chuangxin Restructuring as soon as practicable so that (i) the ownership of the Fosun Companies will be as described in Section 3.07(c) and set forth on Exhibit 1 and (ii) none of the Fosun Companies shall have any direct or indirect ownership in any other company or business other than in another Fosun Companies.  Seller shall keep Buyer informed as to the progress of the Chuangxin Restructuring and shall deliver to Buyer proof of the completion of the Chuangxin Restructuring (other than the divestiture of Qianglong).  Seller shall pay, bear and be solely responsible for any and all costs incurred in connection with the completion of the repurchase of minority interest in Shanghai TTC, including the full purchase price for such repurchase, and for all other costs and expenses associated with the Chuangxin Restructuring.

(e) Operation of Business.  Between the date hereof and the Closing Date, Seller shall cause each of the Fosun Companies to operate its business in such a way as to not breach the representations and warranties set forth in Section 3.16.

Section 5.03 Confidentiality.  Except for disclosures that are required by Law, the Parties shall keep confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement, including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business affairs of the other Party (or any of its Affiliates) and shall not at any time hereafter make use of or disclose or divulge to any Person any such information and shall use their best efforts to prevent the publication or disclosure of any such information.

Section 5.04 Fees and Expenses.  Except as otherwise specified in this Agreement, each Party shall each pay its own costs (including transfer Taxes), fees and expenses (and the fees and expenses of their respective Affiliates), including legal, accounting and professional fees and expenses, incurred in connection with the preparation and negotiation of this Agreement and the negotiation and consummation of the transactions contemplated hereby (including, in the case of Buyer, the fees and expenses of obtaining the Buyer Governmental Approvals and, in the case of Seller, the fees and expenses (including transfer Taxes) of effecting the transfer of the Transferred Equity Interest to Buyer and obtaining the Seller Governmental Approvals).  This Section 5.04 shall survive the termination of this Agreement.

Section 5.05 Further Assurances.  Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 5.06 Third Party Consents.  The Parties shall use their reasonable best efforts to obtain any necessary third party consents.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 No Interference with Existing Employment Contracts of the Fosun Companies.  At the Closing, Seller and Buyer will enter into an Employee Arrangement Plan with each of the Fosun Companies, and Seller shall cause each of the Fosun Companies to enter into such Employee Arrangement Plan, in each case in substantially the form set forth on Exhibit 2 hereto.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Mutual Conditions of Closing.  The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement at or after the Closing as provided herein shall be subject to the fulfillment or mutual written waiver, at or prior to the Closing, of each of the following conditions:

(a) No Adverse Law, Injunction.  There shall not be any Law or Governmental Order in effect that restrains, enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no Action pending by a Governmental Authority of competent jurisdiction that seeks such a Governmental Order.

(b) Funding of Buyer.  Buyer shall be a direct wholly owned subsidiary of Chindex Medical, and Chindex Medical shall have (i) assigned to Buyer a promissory note with an aggregate principal amount of not less than the Purchase Price and the full principal amount of such promissory note shall have been paid to Buyer or (ii) otherwise transferred to Buyer funds sufficient to pay the Purchase Price.

Section 7.02 Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing as provided herein shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions; provided, however, that Seller shall not be entitled to the benefit of any such Closing conditions if the failure of such Closing condition to be satisfied is solely the result of the action or inaction of Seller or any of its Affiliates, including the action of any representatives of Seller or any of its Affiliates who serve as directors or officers of any other company:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement (as modified by the information Previously Disclosed by Buyer) shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b) Covenants.  The covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects;

(c) Buyer Closing Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by any senior officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and (b) have been satisfied; and

Section 7.03 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Closing as provided herein shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions; provided, however, that Buyer shall not be entitled to the benefit of any such Closing conditions if the failure of such Closing condition to be satisfied is solely the result of the action or inaction of Buyer or any of its Affiliates:

(a) Representations and Warranties.  The representations and warranties of Seller contained in this Agreement (as modified by the information Previously Disclosed by Seller) shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b) Covenants.  The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects;

(c) Seller Closing Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by any senior officer, certifying to the effect that the conditions set forth in Section 7.03(a) and (b) have been satisfied;

(d) No Material Adverse Effect.  Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Material Adverse Effect;

(e) Asset Valuation Report.  Seller shall have delivered to Buyer a certified true copy of the asset valuation report (the “Asset Valuation Report”) issued by a recognized PRC asset valuation organization demonstrating that the Purchase Price is not “manifestly lower” (within the meaning of PRC Law) than the appraised value of the Fosun Companies;

(f) FIE Approval Certificate and Amended Business License.  Seller shall have delivered to Buyer a certified true copy of the FIE Approval Certificate and the Amended

Business License without the imposition by Governmental Authority of any term, condition or consequence of which is reasonably likely to constitute a Substantial Detriment;

(g) Effectiveness of the Amended and Restated AOA.  The Relevant Approval Authority shall have approved the Amended and Restated AOA without the imposition of any term, condition or consequence of which is likely to constitute a Substantial Detriment;

(h) Completion of the Chuangxin Restructuring.  Shanghai Chuangxin shall have completed the Chuangxin Restructuring (other than the divestiture of Qianglong) to the reasonable satisfaction of Buyer; and

(i) Seller Governmental Approvals.  Seller and its Affiliates shall have obtained, without the imposition of any Substantial Detriment, the FIE Approval Certificate and the Amended Business License and such Seller Governmental Approvals shall be in full force and effect. and all waiting periods required by PRC Law shall have expired.  Seller shall have delivered to Buyer a copy of the FIE Approval Certificate and the Amended Business License, certified as a true and correct copy by a director, office or other authorized representative of Seller.

ARTICLE VIII

TERMINATION

Section 8.01 Termination.  This Agreement may be terminated (i) by mutual agreement of the Parties at any time prior to the Closing or (ii) by either Buyer or Seller at any time prior to the Closing if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 8.02 Effect of Termination.

(a) Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and no Party shall be obliged to continue to perform this Agreement; provided, however, that (i) nothing herein shall relieve either Party from liability for any breach of this Agreement that occurred before such termination and (ii) the terms of Section 5.03, Section 8.02(b), Article IX and Article X (and any other provision of this Agreement that by its terms is intended to survive) shall survive any such termination.

(b) If this Agreement is terminated prior to the Closing but at a time after the FIE Approval Certificate and/or Amended Business License has been issued, the Parties shall cooperate to cause Shanghai Chuangxin to submit necessary applications to the Relevant Approval Authority and SAIC or their respective authorized local branches to restore the ownership of Shanghai Chuangxin to Seller.

ARTICLE IX

INDEMNIFICATION; REMEDIES; LIMITATION OF LIABILITY; DISPUTE RESOLUTION; ARBITRATION

Section 9.01 Indemnification.

(a) Seller agrees to indemnify and hold harmless Buyer and each of the respective officers, directors, employees, agents and Affiliates to the fullest extent lawful, from and against (i) any Loss arising out of or resulting from any inaccuracy in or breach of the representations, warranties, covenants or contractual obligations made by Seller and/or any of its Affiliates in this Agreement or any instrument or document delivered by Seller pursuant to this Agreement, (ii) any and all Fosun Retained Liabilities, (iii) any and all liabilities, obligations and commitments arising out the Chuangxin Restructuring, the ownership or the conduct of the businesses of the Divested Companies (whether before or after the Closing) and (iv) the failure of Seller to obtain any Seller Governmental Approval.

(b) Buyer agrees to indemnify and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees and agents to the fullest extent lawful, from and against any Loss arising out of or resulting from any inaccuracy in or breach of the representations, warranties, covenants or contractual obligations made by Buyer and/or any of its Affiliates in this Agreement or any instrument or document delivered by Buyer pursuant to this Agreement.

(c) Subject to Section 9.01(d), a Party obligated to provide indemnification under this Section 9.01 (an “Indemnifying Party”) with respect to a claim brought by an unrelated third party shall reimburse the indemnified parties of the applicable other Party (each an “Indemnified Party”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.

(d) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.01 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such Indemnifying Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party by an unrelated third party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(e) The obligations of the Indemnifying Party under this Section 9.01 shall survive the closing or termination of this Agreement and the transactions contemplated hereby.  The agreements contained in this Section 9.01 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(f) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 9.01 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, agreement or contractual obligation.

Section 9.02 Dispute Resolution.  Subject to Section 9.04 and Section 9.05 hereof, in the event any dispute, controversy or claim arises out of or relating to any provision of this Agreement or the transactions contemplated hereby, any Party may notify the applicable other Party or Parties in writing that a dispute, controversy or claim exists and that it is prepared to negotiate a resolution of such dispute, controversy or claim.  In the event a Party delivers such notice the applicable Parties shall first attempt to resolve the dispute, controversy or claim by good faith negotiation.  In the event that the Parties are unable to resolve such dispute, controversy or claim within sixty (60) days after the delivery of such notice, any Party may submit any such dispute, controversy or claim (including the obligation to arbitrate disputes), for final resolution by arbitration pursuant to Section 9.03 below.

Section 9.03 Arbitration.

(a) Subject to Sections 9.02, 9.04 and 9.05, any dispute, controversy or claim arising out of or related to this Agreement or any instrument or document delivered pursuant to this Agreement or the transactions contemplated hereby or thereby (including the obligation to arbitrate disputes), shall be resolved by arbitration under the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) as modified by this Section 9.03, which rules in force at the time of arbitration (the “UNCITRAL Rules”) are deemed to be incorporated into this Section.  The Hong Kong International Arbitration Centre (“HKIAC”) shall be the appointing authority under the UNCITRAL Rules, and the HKIAC schedule of fees and costs shall apply.

(b) The seat or legal place of arbitration shall be Hong Kong; provided, that the arbitrators may at their discretion hold hearings in mainland China or such other locations as they may deem appropriate.  Such arbitration shall be conducted in the English language (or if the parties agree, both English and Chinese).  Unless the parties otherwise agree, all documents shall be translated into English at the expense of the party presenting the documents.  Neither party shall be required to give general discovery of documents but may be required to produce specific, identified documents that are relevant to the dispute.

(c) The arbitral tribunal shall be composed of three impartial and independent arbitrators who are not citizens or residents of the PRC or the United States, one selected by the claimant(s) and one selected by the respondent(s) and the third selected by the other two arbitrators, or, if the other two arbitrators are unable to agree, by HKIAC, with such third arbitrator being the presiding arbitrator.  The arbitral tribunal may, in addition to any other powers conferred by the UNCITRAL Rules: (i) enjoin a party from performing any act prohibited, or compel a party to perform any act required, by the terms of this Agreement; (ii) where, and only where, a violation of this Agreement has been found, shorten or lengthen any time period established by this Agreement; and (iii) order such other legal or equitable relief as the arbitral tribunal deems appropriate.  The arbitral tribunal shall not be empowered to award, and the Parties to this Agreement hereby waive the right to claim, consequential or punitive damages.  The arbitrators shall render findings of fact and conclusions of law and a written award setting forth the basis and reasons for any decision rendered.

(d) The decision of the arbitral tribunal shall be final and binding on the parties to such arbitration and their Affiliates and may not be appealed.  Judgment upon any award of the arbitral tribunal may be entered in any court of competent jurisdiction.  In connection with any arbitration hereunder or the enforcement of any award rendered pursuant thereto, the Parties hereby waive all defenses based on the general invalidity or unenforceability of this Agreement or this Article IX.

(e) The arbitration proceeding shall be confidential and the arbitral tribunal may issue appropriate protective orders to safeguard the Parties’ confidential information.  Except as required by Law, no Party shall make (or instruct any arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitral tribunal without the prior written consent of the other parties.  The existence of any dispute submitted to arbitration, any evidence submitted, and the award of the arbitral tribunal, shall be kept in confidence by the parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

Section 9.04 Third Party Action.  If a third party initiates a claim of any nature in any court against any of the Parties arising out of or relating to any provision of this Agreement, the Parties agree that, as to such claim, the Party so named in such court proceeding may implead or otherwise join any of the remaining parties in that proceeding, and that the existence of Sections 9.02 and 9.03 hereof (and the remedies prescribed thereunder) shall not act as a defense or bar to such impleader or joinder.

Section 9.05 Remedies.  Except as set forth in this Article IX, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.06 No Consequential or Punitive Damages.  No Party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty, covenant or contractual obligation set forth in this Agreement; nor shall any Party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Survival of Representations and Warranties.  The representations and warranties of the Parties contained herein shall survive the Closing Date for a period of twenty-four (24) months following the Closing; provided, however, that the representations and warranties made by Seller in Section 3.01, Section 3.02, Section 3.07 and Section 3.08(b) and the representations and warranties made by Buyer in Section 4.01 and Section 4.02 shall survive indefinitely.

Section 10.02 Public Announcements.  Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the Parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the transactions contemplated hereby and thereby, and no Party hereto will make any such news release or public disclosure without first consulting with the other Party.

Section 10.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.04 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and such other agreements, if any, as are entered into by the Parties in connection herewith constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof.

Section 10.05 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

If to Seller:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd
No. 2 East Fuxing Road
Shanghai 200010
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021-63325080

If to Buyer:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Gary J. Simon
Facsimile:  212-422-4726

Section 10.06 Assignment.  This Agreement may not be assigned without the express written consent of the other Parties (not to be unreasonably withheld, delayed or conditioned) and, if the assignment occurs after the issuance of the FIE Approval Certificate, the approval of the Relevant Approval Authority that originally approved this Agreement: and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any permitted assignment by a Party, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to the other Party (an executed copy of which shall be delivered to such other Party) to assume and agree to be bound by the obligations of such Party set forth in this Agreement.  No assignment by any Party shall relieve such Party from any of its obligations hereunder.

Section 10.07 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties; provided, however, that if such amendment occurs after the approval of the Relevant Approval Authority, such amendment shall require the approval of the authority that originally approved this Agreement.

Section 10.08 Waiver.  Any Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.09 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 10.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of China applicable to contracts.  Where there is no applicable PRC Law on a certain issue, generally accepted standards and principles of international law and customary international practice shall apply.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Payments.  The Parties agree to treat any indemnity payments made pursuant to Section 9.01 as an adjustment to the consideration paid by Buyer for the Transferred Equity Interest for U.S. federal income tax purposes.  For clarity, this Section 10.11 shall not require any additional payment by any Party.

Section 10.12 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.13 Absence of Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto (or any court or arbitral tribunal) desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 10.14 Language.  This Agreement has been negotiated and initially drafted in English and has been translated into Chinese so that it now is written in both English and Chinese with the same legal effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD. (上海复星医药（集团）股份有限公司 ( in Chinese)

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

           (Chop)

CHINDEX EXPORT LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

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